Exhibit (l)(2)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 12, 2024, with respect to the financial statements of the subaccounts that comprise Variable Annuity-2 Series Account, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.
/s/ KPMG LLP
Birmingham, Alabama
April 22, 2024